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                                                                       EXHIBIT 3

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

         This First Amendment to Rights Agreement (this "First Amendment") is entered into by and between NCI Building Systems, Inc., a Delaware corporation (the "Company"), and Harris Trust and Savings Bank ("Rights Agent"), on this 25th day of June 1999, at the direction of the Company.

         WHEREAS, the Company and Rights Agent have entered into that certain Rights Agreement, dated June 24, 1998 (the "Rights Agreement"); and

         WHEREAS, on May 27, 1999, the Board of Directors determined to amend the Rights Agreement and directed the Rights Agent to enter into this First Amendment;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

                  (a) Section 1(g) of the Rights Agreement is hereby amended to read in its entirety as follows:

                           "(g) [intentionally omitted]"

                  (b) Section 3(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                           "(a) Until the earlier of (i) the close of business on the fifteenth day (subject to extension by the Board of Directors as provided below) after the Stock Acquisition Date, or (ii) the close of business on the fifteenth day (subject to extension by the Board of Directors as provided below) after the commencement of, or first public announcement of the intent to commence, a tender or exchange offer by any Person (other than the Company, any Subsidiary, any employee benefit plan of the Company or of any Subsidiary, or any Person organized, appointed, or established by the Company or any Subsidiary for or pursuant to the terms of any such plan), if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (the earlier of such dates, after any extensions, being herein referred to as the "Distribution Date"), (A) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for


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                           Rights) and not by separate certificates, and (B) the
                           Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). The fifteen-day periods referred to in clauses (i) and
                           (ii) of the preceding sentence may be extended by the Board of Directors. As soon as practicable after the Distribution Date, the Rights Agent will send, at the expense of the Company, by first-class, postage-prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more
                           Right Certificates evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. As of and after the Distribution Date, the Rights will be evidenced solely by such Right Certificates."

                  (c) The first two sentences of Section 23(a) of the Rights Agreement are hereby amended to read in their entirety as follows:

                           "(a) The Board of Directors of the Company may, at its option, at any time before 5:00 p.m., Dallas, Texas, time, on the earlier of (i) the close of business on the fifteenth day (subject to extension by the Board of Directors as provided below) following the Stock Acquisition Date, or (ii) the Final Expiration Date, redeem all but not less than all the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"). The fifteen-day period referred to in the preceding sentence may be extended by the Board of Directors."

         2. Except as amended by this First Amendment, the Rights Agreement shall continue in full force and effect as originally executed and delivered.

         3. Any reference in the Rights Agreement to the "Agreement" shall refer to the Rights Agreement as amended by this First Amendment.

         4. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to those terms in the Rights Agreement.

         5. This First Amendment shall be governed and construed in accordance with the laws of the State of Delaware.

                [THE NEXT FOLLOWING PAGE IS THE SIGNATURE PAGE.]


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         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date written above.

                                   NCI BUILDING SYSTEMS, INC.



                                   By: /s/ Robert J. Medlock
                                       -----------------------------------------
                                       Robert J. Medlock, Executive Vice
                                       President and Chief Financial Officer

                                   HARRIS TRUST AND SAVINGS BANK,
                                   as Rights Agent



                                   By: /s/ Ray G. Rosenbaum
                                       -----------------------------------------
                                       Ray G. Rosenbaum
                                       Vice President


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